To:   The Trustee of Algonquin Power Trust

We have read the offers to purchase and take-over bid circular of Algonquin
Power Trust dated March 16, 2007 made by Algonquin Power Trust to the unitholders and debentureholders of Clean Power Income Fund. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We hereby consent to the incorporation by reference in this Registration
Statement on Form F-8 of our report to unitholders of Clean Power Income Fund on the consolidated balance sheets of Clean Power Income Fund as at December 31,
2005 and 2004 and the consolidated statements of income and loss, deficit and cash flows for the years then ended. Our report thereon is dated March 15, 2006.

March 22, 2007

(signed) "Ernst & Young LLP"

Ernst & Young LLP
Toronto, Ontario Chartered Accountants